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                     June 13, 2024

       John Morberg
       Executive Vice President, Chief Financial Officer, and Secretary LIFECORE BIOMEDICAL, INC.
       3515 Lyman Boulevard
       Chaska, Minnesota 55318

                                                        Re: LIFECORE
BIOMEDICAL, INC.
                                                            Form 10-K for the
Fiscal Year Ended May 28, 2023
                                                            Filed March 20,
2024
                                                            File No. 000-27446

       Dear John Morberg:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing